Exhibit 99.1

Wynn Resorts Announces Completion of Consent Solicitation and
Completion of Private Offering of Wynn Las Vegas First Mortgage Notes due 2020

LAS VEGAS, August 5, 2010 (BUSINESS WIRE) -- Wynn Resorts, Limited (NASDAQ: WYNN) announced today that its subsidiary, Wynn Las Vegas, LLC (the “Company”), has received the requisite consents from holders of the 6⅝% First Mortgage Notes due 2014 (the “2014 Notes”), issued by the Company and Wynn Las Vegas Capital Corp. (together with the Company, the “Issuers”), in connection with its consent solicitation (the “Consent Solicitation”) to amend the indenture and related documents pursuant to which the 2014 Notes were issued. On or prior to 5:00 p.m., New York City time, on August 3, 2010 (the “Consent Date”), valid tenders had been received with respect to approximately $987,040,000 of the $1,317,990,000 aggregate principal amount of 2014 Notes outstanding.

Subject to the terms and conditions of the tender offer, the Company has accepted for payment all 2014 Notes validly tendered and not validly withdrawn on or prior to the Consent Date. On August 4, 2010, tendering holders received the tender offer consideration in the amount of $1,004.38, plus a consent payment in the amount of $30, for each $1,000 principal amount of 2014 Notes. The tender offer will expire at 8:00 a.m., New York City time, on August 18, 2010, unless extended by the Company.

In connection with the expiration of the Consent Solicitation, on August 4, 2010, the Issuers entered into the Third Supplemental Indenture (the “Third Supplemental Indenture”) to the indenture pursuant to which the 2014 Notes were issued. The Third Supplemental Indenture became operative when the Company accepted for payment the 2014 Notes and related consents tendered on or prior to the Consent Date.  The Third Supplemental Indenture amended the indenture to eliminate substantially all of the restrictive covenants and certain events of default from the indenture, and directs the trustee to enter certain amendments to the related intercreditor agreement.

On August 4, 2010, the Issuers also completed their previously announced offering of $1,320,000,000 aggregate principal amount of 7¾% First Mortgage Notes due 2020. The Company plans to use the net proceeds of the offering along with the proceeds of a capital contribution from Wynn Resorts, Limited to purchase, and pay consent payments for, any and all of the Issuers’ 2014 Notes that are validly tendered and accepted for payment pursuant to the tender offer and consent solicitation.

In addition, the Company has completed the seventh amendment to its senior secured credit agreement. Among other things, the amendment:

•	provides approximately $248,000,000 in new term loans maturing August 2015;
•
extends the maturity of a portion of the lenders’ revolving commitments from July 2013 to July 2015 and, after June 30, 2013,  increases the interest rate applicable to revolving loans for which the maturity was extended;

•	extends the maturity of a portion of the lenders’ term loans from August 2013 to August 2015 and increases the interest rate applicable to revolving loans for which the maturity was extended;
•	eliminates the maximum leverage ratio covenant; and
•	provides additional flexibility with respect to the Company’ minimum interest coverage ratio covenant.

Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as the exclusive dealer managers and solicitation agents; Global Bondholder Services Corporation is acting as the information agent; and U.S. Bank National Association is acting as depositary in connection with the tender offer and consent solicitation. Copies of the Offer to Purchase and Consent Solicitation Statement, Letter of Transmittal and Consent, and other related documents may be obtained from the information agent at 866-294-2200 (toll free) or 212-430-3774. Additional information concerning the terms of the offer and consent solicitation may be obtained by contacting Deutsche Bank Securities Inc. at 800-553-2826 (U.S. toll free) or 212-250-4270 (collect) or J.P. Morgan Securities Inc. at 800-245-8812 (U.S. toll free).

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the 2014 Notes. The tender offer and consent solicitation may only be made in accordance with the terms of and subject to the conditions specified in the Offer to Purchase and Consent Solicitation Statement, dated July 21, 2010 and the related Letter of Transmittal and Consent, which more fully sets forth the terms and conditions of the tender offer and consent solicitation.

Forward-Looking Statements

This release contains forward-looking statements about the Issuers, including those related to the tender offer for notes and whether or not the Issuers will consummate the tender offer. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by Wynn Resorts, Limited or the Issuers. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Issuers’ financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s other periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts, Limited nor the Issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Wynn Resorts, Limited

CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com